EXHIBIT 12.1

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                                                     ULTRAPETROL (BAHAMAS) LIMITED


                                            STATEMENT OF RATIO OF EARNING TO FIXED CHARGES



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                                                                     Year Ended December 31,
                                                     ---------------------------------------------------
                                                        2000         2001          2002          2003          2004
                                                        ----         ----          ----          ----          ----

                                                                     (dollars in thousands)
 Consolidated income (loss) before
 Income tax and minority interest                     $ (-5,783)       $ 2,805   $ (-13,571)   $ (-10,000)       $ 6,921
 Investment in affiliates                                  1,646           692            45      (-3,140)         (406)
 Interest expense                                         16,061        17,113        16,178     (1)15,622     (1)15,566
 Amortization of debt issue costs                            585           585           585           585           568
                                                   ----------------------------------------------------------------------
          Earnings                                        12,509        21,195         3,237         3,067        22,649
                                                   ======================================================================

 Interest expenses                                        16,061        17,113        16,178     (1)15,622     (1)15,566
 Amortization of debt issue costs                            585           585           585           585           568
                                                   ----------------------------------------------------------------------
         Fixed Charges                                    16,646        17,692        16,763        16,207        16,134
                                                   ======================================================================
   Ratio of Earnings to Fixed Charges                  _ (2)            1.2             _ (2)        _ (2)           1.4

(1) The interest expenses amounts presented in this exhibit do not include the Financial gain (loss) on extinguishments of debt amounting $ 1,782 and $ (5,078) for the year ended December 31, 2003 and 2004, respectively.

(2)  In these fiscal years the earnings are inadequate to cover fixed charges.

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